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RS Contrarian Value Fund
RS MidCap Opportunities Fund
RS Partners Fund
RS Value + Growth Fund

March 12, 2004

A Notice of a Special Meeting of Shareholders of RS Contrarian Value Fund, RS MidCap Opportunities Fund, RS Partners Fund, and RS Value + Growth Fund, and a combined proxy statement seeking shareholder approval of (1) changes to the investment objectives of RS MidCap Opportunities Fund and RS Value + Growth Fund and changes to the investment strategies of RS Contrarian Value Fund, RS Partners Fund and RS Value + Growth Fund and (2) certain changes to the fundamental investment restrictions of RS MidCap Opportunities Fund, RS Partners Fund and RS Value + Growth Fund have been mailed to all shareholders of the above Funds as of the record date, February 24, 2004.

The meeting of shareholders is scheduled to take place Friday, April 16, 2004, at 8:30 a.m. Pacific Time.

We encourage shareholders of the Funds to read the Proxy Statement because it contains important information. You may read the Proxy Statement here on our Web site [link].

Registered (direct) shareholders may vote in one of the three following ways:

By Phone
To vote your shares by telephone, call toll-free 1-800-690-6903. You will be prompted to enter the 14-digit control number on your proxy card. Follow the simple recorded instructions using your proxy card as a guide. If you vote by phone, you do not need to return the proxy card by mail.

By Internet
To vote your shares by the Internet, contact the Fund at WWW.PROXYWEB.COM. You will be prompted to enter the 14-digit control number on your proxy card. Follow the simple instructions on the Web site, using your proxy card as a guide. If you vote by the Internet, you do not need to return the proxy card by mail.

By Mail
Complete and return the proxy card you received in the mail. Please mark, date, and sign your proxy and return it in the postage-paid envelope you received with your ballot.

Beneficial shareholders also have the option to vote by phone, Internet, or mail. However, these shareholders will have 12-digit control numbers and should follow the instructions on their ballot cards.